EXHIBIT (j)(2)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2021, with respect to the financial statements and financial highlights of Calvert Flexible Bond Fund, a series of Calvert Management Series, as of December 31, 2020, and for the respective years presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus, “Other Service Providers –Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, PA

April 28, 2022